Exhibit 35.13

2017 Annual Statement of Servicer Compliance (Item 1123)

Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) dated as of June 1, 2017 by and among

CCRE Commercial Mortgage Securities, L.P. as Depositor, Wells Fargo Bank, National Association as Master

Servicer, Rialto Capital Advisors, LLC as Special Servicer, Park Bridge Lender Services LLC as Operating Advisor

and Asset Representations Reviewer, Wilmington Trust as Trustee and Wells Fargo Bank, National Association as

Certificate Administrator, Paying Agent, and Custodian relating to the CFCRE 2017-C8 Mortgage Trust,

Commercial Mortgage Pass-through Certificates, Series 2017-C8 (CFCRE 2017-C8)

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”) herein certifies to the following:

1.	All servicing activities and performance of such servicing activities under the Pooling and Servicing Agreement are performed on behalf of the Special Servicer.

2.	A review of the servicing activities and performance by the Special Servicer for the period of June 8, 2017 through December 31, 2017 (the “Reporting Period”), under the Pooling and Servicing Agreement has been conducted under my supervision.

3.	To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the terms of the Pooling and Servicing Agreement, in all material respects throughout the Reporting Period and if there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herein.

Certified by:	/s/ Adam Singer	Date: March 1, 2018
Adam Singer, Managing Director